EXHIBIT 23.1


KPMG

  KPMG LLP                                            Telephone (604) 691-3000
  Chartered  Accountants                              Telefax (604) 691-3031
  Box 10426, 777 Dunsmuir Street                      www.kpmg.ca
  Vancouver BC V7Y 1K3
  Canada



CONSENT OF INDEPENDENT AUDITOR

To the Board of Directors
Unity Wireless Corporation


We consent to the use of our report dated March 2, 2001, except as to Note 4 which is as of April 30, 2001 and Note 5 which is as of June 12, 2001, on the consolidated balance sheet of Unity Wireless Corporation as of December 31, 2000 and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the year then ended, included in this registration statement and prospectus on Form SB-2 and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated March 2, 2001, except as to Note 4 which is as of April 30, 2001 and Note 5 which is as of June 12, 2001, includes an explanatory paragraph that states that the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




/s/ KPMG LLP
KPMG LLP


Chartered Accountants

Vancouver, Canada
February 15, 2002







 KPMG LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is a member firm of KPMG International, a Swiss association.